Exhibit 99.(a)(3)

CERTIFICATE OF TRUST
OF
IDIRECT PRIVATE CREDIT FUND

This Certificate of Trust of iDirect Private Credit Fund (the “Trust”) has been duly executed and is being filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.       Name. The name of the statutory trust formed by this Certificate of Trust is “iDirect Private Credit Fund”.

2.       Registered Agent. The business address of the registered agent and registered office of the Trust in the State of Delaware is c/o Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the Trust’s registered agent for service of process in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3.       Effective Date. This Certificate of Trust shall be effective upon filing on June 25, 2025.

4.       Registered Investment Company. The Trust intends to become a registered investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of its beneficial interests.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned trustees have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

By:	/s/ Mark D. Gersten
Name: Mark D. Gersten, not in his individual capacity but solely as trustee

By:	/s/ Anita K. Krug
Name: Anita K. Krug, not in her individual capacity but solely as trustee

By:	/s/ Christopher Russell
Name: Christopher Russell, not in his individual capacity but solely as trustee

By:	/s/ Nick Veronis
Name: Nick Veronis, not in his individual capacity but solely as trustee

[Signature Page to iDirect Private Credit Fund Certificate of Trust]